Filed pursuant to Rule 424(b)(3)
Registration No. 333-74190

PROSPECTUS SUPPLEMENT NO. 7
(TO PROSPECTUS DATED DECEMBER 6, 2001)

CARNIVAL CORPORATION

LIQUID YIELD OPTION NOTES DUE 2021
AND SHARES OF COMMON STOCK

This prospectus supplement No. 7 supplements and amends the prospectus dated December 6, 2001, as amended and supplemented by prospectus supplement No. 1 dated December 21, 2001, prospectus supplement No. 2 dated January 11, 2002, prospectus supplement No. 3 dated January 29, 2002, prospectus supplement No. 4 dated February 19, 2002, prospectus supplement No. 5 dated March 12, 2002 and prospectus supplement No. 6 dated March 29, 2002, relating to our Liquid Yield Option Notes due 2021 (the "LYONs") and shares of common stock issuable upon conversion of the LYONs.

The table on page 20 of the prospectus sets forth information with respect to the selling securityholders and the respective amounts at maturity of LYONs beneficially owned by each selling securityholder that may be offered pursuant to the prospectus as amended and supplemented by prospectus supplement No. 1 dated December 21, 2001, prospectus supplement No. 2 dated January 11, 2002, prospectus supplement No. 3 dated January 29, 2002, prospectus supplement No. 4 dated February 19, 2002, prospectus supplement No. 5 dated March 12, 2002 and prospectus supplement No. 6 dated March 29, 2002. This prospectus supplement amends that table by adding to it the items set forth below.
(1) Selling Securityholder	(2) Principal Amount at Maturity of LYONs Beneficially Owned and Offered	(3) Percent of Total Outstanding LYONs	(4) Common Stock Issuable Upon Conversion of the LYONs	(5) Common Stock Owned Prior to Conversion of LYONs*
Aristeia Trading, LLC	$8,140,000	0.77%	135,095	0

* Assuming the sale of all LYONs and common stock issuable upon conversion of the LYONs, selling securityholders will not hold any LYONs and will hold the number of our common stock set forth in column (5) "Common Stock Owned Prior to Conversion of LYONs." At that time, no selling securityholder will hold more than 1% of our outstanding common stock.

The prospectus dated December 6, 2001, as amended and supplemented by prospectus supplement No. 1 dated December 21, 2001, prospectus supplement No. 2 dated January 11, 2002, prospectus supplement No. 3 dated January 29, 2002, prospectus supplement No. 4 dated February 19, 2002, prospectus supplement No. 5 dated March 12, 2002, prospectus supplement No. 6 dated March 29, 2002 and this prospectus supplement No. 7, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the LYONs and the common stock issuable upon conversion of the LYONs.

Our common stock is traded on the New York Stock Exchange under the symbol CCL. On April 9, 2002, the last reported sales price of the common stock was $31.71 per share. There is no public market for the LYONs, and we do not intend to apply for their listing on any exchange or to seek approval for their quotation through any automated quotation system.

We urge you to carefully read the "risk factors" section beginning on page 10 of the accompanying prospectus, where we describe specific risks associated with these securities before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 10, 2002.

SELLING SECURITYHOLDERS

The prospectus dated December 6, 2001, as amended and supplemented by prospectus supplement No. 1 dated December 21, 2001, prospectus supplement No. 2 dated January 11, 2002, prospectus supplement No. 3 dated January 29, 2002, prospectus supplement No. 4 dated February 19, 2002, prospectus supplement No. 5 dated March 12, 2002 and prospectus supplement No. 6 dated March 29, 2002, relating to the offer for resale of up to $1,051,175,000 aggregate principal amount at maturity of LYONs and shares of common stock issuable upon conversion of the LYONs is amended to replace the first paragraph and the table under the heading "Selling Securityholders" on page 20 with the information in the following paragraph and table. We may further amend or supplement this table from time to time if necessary.

The following table provides, as of April 10, 2002, the name of each selling securityholder, the principal amount at maturity of LYONs held by such selling securityholder, the number of shares of common stock owned by such securityholder prior to its purchase of LYONs and the common stock issuable upon conversion of the LYONs (based upon the initial conversion price). This information has been obtained from the selling securityholders.
(1) Selling Securityholder	(2) Principal Amount at Maturity of LYONs Beneficially Owned and Offered	(3) Percent of Total Outstanding LYONs	(4) Common Stock Issuable Upon Conversion of the LYONs	(5) Common Stock Owned Prior to Conversion of LYONs*
Absolute Return Fund Ltd.	$2,429,000	0.23%	40,313	0
Aristeia International Limited	28,860,000	2.75%	478,972	0
Aristeia Trading, LLC	8,140,000	0.77%	135,095	0
Bear, Stearns & Co. Inc.	26,250,000	2.50%	435,656	0
BNP Paribas Equity Strategies SNC	5,500,000	0.52%	91,281	241,406
California Public Employees' Retirement System	2,100,000	0.20%	34,853	3,074,641
Continental Assurance Company Separate Account (E)	3,500,000	0.33%	58,087	0
Continental Casualty Company	28,000,000	2.66%	464,699	0
Credit Suisse First Boston London	78,013,000	7.42%	1,294,735	0
D.E. Shaw Investments, L.P.	3,500,000	0.33%	58,087	0
D.E. Shaw Valence, L.P.	14,000,000	1.33%	232,350	0
DKR Fixed Income Holding Fund Ltd.	5,000,000	0.48%	82,982	0
Deutsche Banc Alex Brown Inc.	25,925,000	2.47%	430,262	0
First Union Securities, Inc.	39,500,000	3.76%	655,558	0
GDO Equity Arbitrage Master Fund	4,000	**	66	0
Global Bermuda Limited Partnership	3,300,000	0.31%	54,769	0
Goldman Sachs & Co. Profit Sharing Master Trust	1,814,000	0.17%	30,106	0
Grace Brothers Management, LLC	2,000,000	0.19%	33,193	0
Granville Capital Corporation	9,000,000	0.86%	149,370	0
HBK Master Fund L.P.	9,000,000	0.86%	149,370	7,200
Highbridge International LLC	26,500,000	2.52%	439,811	0
JMG Convertible Investments, LP	2,100,000	0.20%	34,852	0
JMG Triton Offshore Fund, LP	2,100,000	0.20%	34,852	0
J.P. Morgan Securities Inc.	2,050,000	0.20%	34,023	187,218
KBC Financial Products (Cayman Islands)	22,000,000	2.09%	365,126	0
KBC Financial Products USA Inc.	5,000,000	0.48%	82,982	0
Lakeshore International, Ltd.	13,200,000	1.26%	219,076	0
Lehman Brothers Inc.	14,000,000	1.33%	232,350	0
Lexington (IMA) Limited	3,221,000	0.31%	53,457	0
MLQA Convertible Securities Arbitrage Ltd.	52,500,000	4.99%	871,325	0
Marathon Asset Management, LLC	33,200,000	3.16%	551,000	0
Marathon Global Convertible Master Fund, Ltd.	33,200,000	3.16%	551,000	0
Moussewizard, LLC	796,000	0.08%	13,211	0
OZ Convertible Master Fund, Ltd.	4,300,000	0.41%	71,365	0
OZ Mac 13 Ltd.	1,905,000	0.18%	31,616	0
OZ Master Fund, Ltd.	77,535,000	7.38%	1,286,802	0
S.A.C. Capital Associates, LLC	16,500,000	1.57%	273,841	0
SAM Investments LDC	75,000,000	7.13%	1,244,730	0
St. Albans Partners Ltd.	10,000,000	1.00%	165,966	0
Shepherd Investments International, Ltd.	58,087,000	5.53%	964,050	0
Southern Farm Bureau Life Insurance	1,600,000	0.15%	26,554	0
Starvest Managed Portfolio	125,000	0.01%	2,075	0
State of Florida Division of Treasury	4,200,000	0.40%	69,705	0
State of Mississippi Health Care Trust Fund	1,250,000	0.12%	20,746	0
Susquehanna Capital Group	39,500,000	3.76%	655,558	0
Tribeca Investments, LLC	40,000,000	3.81%	663,856	0
Triborough Partners QP, LLC	2,500,000	0.24%	41,491	0
UBS AG LON F/B/O PB.	20,000,000	1.90%	331,928	0
White River Securities LLC	26,250,000	2.50%	435,656	0
Yield Strategies Fund I, LP	12,000,000	1.14%	199,160	0